Exhibit 99.1

Contacts:	Jack Lief	Mary Claire Duch
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	212.301.7228
	Senior Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2008 Financial Results

San Diego, CA, March 12, 2009 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2008.

Arena reported a net loss allocable to common stockholders in the fourth quarter of 2008 of $62.5 million, or $0.84 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2008 of $239.5 million, or $3.24 per share. This compares with a net loss allocable to common stockholders in the fourth quarter of 2007 of $40.9 million, or $0.60 per share, and a net loss allocable to common stockholders in the full year ended December 31, 2007 of $145.3 million, or $2.31 per share. The increased net loss in 2008 over 2007 is due primarily to Arena’s Phase 3 clinical trial program of lorcaserin hydrochloride, or lorcaserin, for the treatment of obesity. Total revenues in the fourth quarter of 2008 were $2.7 million, compared to $4.6 million in the fourth quarter of 2007. Total revenues in the full year ended December 31, 2008 were $9.8 million, compared to $19.3 million in the full year ended December 31, 2007. This revenue decrease in 2008 is due primarily to reaching the end of the research funding portion of Arena’s collaborations with Merck & Co., Inc., and Ortho-McNeil-Janssen Pharmaceuticals, Inc., in the fourth quarter of 2007.

“We are excited that in only a few weeks we will be announcing top-line data from the first of two pivotal trials evaluating the safety and efficacy of lorcaserin, which has the potential to be the first in a new class of drugs selectively targeting a well validated weight loss receptor,” stated Jack Lief, Arena’s President and Chief Executive Officer. “Given the challenging economic environment, we will continue to focus our resources on the lorcaserin program. I am optimistic that data from this program, as well as from other programs in our broad pipeline, will continue to generate interest from prospective collaborators and help in our efforts to strengthen our balance sheet.”

Research and development expenses totaled $53.3 million in the fourth quarter of 2008, compared to $40.7 million in the fourth quarter of 2007. Research and development expenses totaled $204.4 million in the full year ended December 31, 2008, compared to $149.5 million in the full year ended December 31, 2007. This increase in research and development expenses in 2008 over 2007 is primarily attributable to the Phase 3 program of lorcaserin. Research and development expenses for all of 2008 included $5.0 million in non-cash, share-based compensation expense, compared to $4.2 million in 2007. General and administrative expenses totaled $8.6 million in the fourth quarter of 2008, compared to $6.9 million in the fourth quarter of 2007. General and administrative expenses totaled $30.5 million in the full year ended December 31, 2008, compared to $26.6 million in the full year ended December 31, 2007. This increase in general and administrative expenses in 2008 over 2007 is primarily attributable to increases in personnel-related expenses, as well as costs related to managing Arena’s growing and maturing patent portfolio. General and administrative expenses in 2008 included $3.5 million in non-cash, share-based compensation expense, compared to $4.6 million in 2007. Total patent costs, including patent costs related to partnered programs, were $7.3 million in the full year ended December 31, 2008, compared to $6.4 million in the full year ended December 31, 2007.

Total interest and other income in 2008 reflected a net expense due to a decrease in interest income, as well as non-cash charges related to a settlement with one of Arena’s two warrant holders from its Series B Convertible Preferred Stock financing and a write-down of an investment in TaiGen Biotechnology Co., Ltd. Arena redeemed all of its outstanding shares of Series B Convertible Preferred Stock in November 2008 for $55.8 million.

Cash, cash equivalents and short-term investments totaled $110.1 million at December 31, 2008. Approximately 74.1 million shares of Arena’s common stock were outstanding at December 31, 2008.

Arena’s Recent and 2008 Developments

Lorcaserin

•	Announced completion of dosing in BLOOM, a pivotal trial evaluating the efficacy and safety of lorcaserin. Results from the BLOOM trial are expected to be announced around the end of March 2009.

•	Announced publication of the Phase 2b clinical trial results of lorcaserin in the December 4, 2008 issue of Obesity, the official peer reviewed journal of The Obesity Society.

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Reported findings from a planned review by an independent Echocardiographic Safety Monitoring Board, or ESMB, in BLOOM. The ESMB’s review of unblinded echocardiographic data performed after patients completed 12 months of dosing in the trial confirmed that differences, if any, in the rates of Food and Drug Administration-defined valvulopathy in patients treated with lorcaserin and in the control group did not meet the ESMB’s predetermined stopping criteria.

Other

•	Received net proceeds of $14.6 million as reimbursement for improvements made to one of Arena’s facilities.

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Announced the completion of a positive randomized, double-blind, placebo-controlled Phase 1 clinical trial and the initiation of a Phase 2 clinical trial of a second generation oral niacin receptor agonist intended for the treatment of atherosclerosis in partnership with Merck.

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Announced positive results from Phase 1a and Phase 1b clinical trials of APD791 to evaluate the compound’s safety, pharmacokinetics and pharmacodynamics. APD791 is Arena’s internally discovered oral drug candidate intended for the treatment of arterial thrombosis and other related conditions. In both trials, APD791 inhibited serotonin-mediated amplification of platelet aggregation in a dose-dependent manner. APD791 was also generally well tolerated and rapidly absorbed and exposures were related to dose.

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Announced that APD597, an Arena-discovered oral GPR119 agonist for the treatment of type 2 diabetes, was advanced into a Phase 1 clinical trial in partnership with Ortho-McNeil-Janssen. The advancement of APD597 followed an announcement that initial clinical study results for APD668, a first generation GPR119 agonist discovered by Arena and investigated for the treatment of type 2 diabetes in partnership with Ortho-McNeil-Janssen, suggest that GPR119 agonists may improve glucose control in patients with type 2 diabetes.

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Announced that preliminary data from a Phase 2b clinical trial of APD125, measuring subjective endpoints in patients with primary insomnia, indicated that APD125 did not meet the trial’s primary or secondary endpoints. Treatment with APD125 was well tolerated, and there were no reports of serious adverse events or emerging safety findings as compared to placebo. Arena does not anticipate any further clinical development of APD125.

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Entered into strategic cooperation agreements with Siegfried Ltd that are primarily related to the manufacturing of lorcaserin. The agreements include a long-term supply agreement for the purchase of lorcaserin active pharmaceutical ingredient, the purchase of certain drug product facility assets, a manufacturing services agreement and a technical services agreement.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the fourth quarter and full year 2008 financial results and to provide a corporate update today, Thursday, March 12, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 877.741.4240 for domestic callers and 719.325.4753 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals Fourth Quarter 2008 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds target G protein-coupled receptors, an important class of validated drug targets, and includes compounds being evaluated independently and with partners, Merck & Co., Inc., and Ortho-McNeil-Janssen Pharmaceuticals, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the therapeutic indication, tolerability, side effects, efficacy and potential of Arena’s or its collaborators’ product candidates and compounds; the timing and significance of the results for lorcaserin and other programs in Arena’s pipeline, including with respect to potential partnering and Arena’s balance sheet; and other statements about Arena’s focus, strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, clinical trials and studies may not proceed at the time or in the manner Arena expects or at all, the results of clinical trials or preclinical studies may not be predictive of future results, Arena’s ability to receive regulatory approval for its drug candidates, Arena’s ability to partner lorcaserin or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(unaudited)		(Note)
Revenues
Manufacturing services	$1,973	$—	$7,434	$—
Collaborative agreements	725	4,569	2,375	19,332

Total revenues	2,698	4,569	9,809	19,332
Operating Expenses
Cost of manufacturing services	2,153	—	8,515	—
Research and development	53,325	40,690	204,374	149,524
General and administrative	8,597	6,923	30,535	26,571
Amortization of acquired technology	565	384	2,314	1,537

Total operating expenses	64,640	47,997	245,738	177,632
Interest and other income (expense), net	(271)	3,042	(1,644)	15,134

Net loss	(62,213)	(40,386)	(237,573)	(143,166)
Dividends on redeemable convertible preferred stock	(268)	(540)	(1,912)	(2,114)

Net loss allocable to common stockholders	$(62,481)	$(40,926)	$(239,485)	$(145,280)

Net loss per share allocable to common stockholders, basic and diluted	$(0.84)	$(0.60)	$(3.24)	$(2.31)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	74,016	68,409	73,841	62,783

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the year ended December 31, 2007 and from the unaudited financial statements for the year ended December 31, 2008.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2008	December 31, 2007
	(Note)
Assets
Cash, cash equivalents and short-term investments	$110,129	$398,185
Accounts receivable	1,823	1,901
Other current assets	5,031	9,162
Land, property and equipment, net	102,740	65,940
Acquired technology and other non-current assets	21,608	12,318

Total assets	$241,331	$487,506

Liabilities and Stockholders’ Equity
Accounts payable and other accrued liabilities	$46,789	$30,058
Total deferred revenues	4,049	4,049
Total lease financing obligations and other long-term liabilities	72,861	63,100
Redeemable convertible preferred stock	—	53,922
Total stockholders’ equity	117,632	336,377

Total liabilities and stockholders’ equity	$241,331	$487,506

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of December 31, 2007 and from the unaudited financial statements as of December 31, 2008.

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